Exhibit 99.1



                                  PROCEPT, INC.

             IMPORTANT FACTORS REGARDING FORWARD-LOOKING STATEMENTS

                                   March 1998

From time to time, Procept through its management may make forward-looking public statements, such as statements concerning then expected future revenues or earnings or concerning projected plans, performance, product development and commercialization as well as other estimates relating to future operations. Forward-looking statements may be in reports filed under the Securities Exchange Act of 1934, as amended, in press releases or in oral statements made with the approval of an authorized executive officer. The words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933, as enacted by the Private Securities Litigation Reform Act of 1995.

The Company wishes to caution readers not to place undue reliance on these forward-looking statements that speak only as of the date on which they are made. In addition, the Company wishes to advise readers that the factors listed below, as well as other factors not currently identified by management, could affect the Company's financial or other performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods or events in any current statement.

The Company will not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events that may cause management to re-evaluate such forward-looking statements.

In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company is hereby filing cautionary statements identifying important factors that could cause the Company's actual results to differ materially form those projected in forward-looking statements of the Company made by or on behalf of the Company.

Early Stage of Product Development; Uncertainty of Successful Commercialization

Since its inception the Company has generated no revenue from product sales. The Company's research and development programs are at an early stage. Although the Company has identified compounds that it believes will have clinical value, there can be no assurance that such compounds will develop into commercial products or that additional products will be discovered, developed or acquired in the future. The products currently under development by the Company will require significant additional research and development efforts, including extensive clinical testing and regulatory approval, prior to commercial use. Only one of the Company's product candidates has advanced to the clinical trial phase and none have been scaled-up for commercial production. The Company's potential products are subject to the risks of failure inherent in the development of pharmaceutical products based on new technologies. These risks include: (a) the possibilities that the Company's therapeutic approach will not be successful; (b) that any or all of the Company's potential products will be found to be unsafe, ineffective or toxic or otherwise fail to meet applicable regulatory standards or receive necessary regulatory clearances; (c) that the potential products, if safe and effective, will be difficult to develop into commercially viable products or to

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manufacture on a large scale or will be uneconomical to market; (d) that proprietary rights of third parties will preclude the Company from marketing such products; or (e) that third parties will market superior or equivalent products. Furthermore, the Company's products in research or development or to be acquired may prove to have undesirable and unintended side effects or other characteristics that may prevent or limit their commercial use. There can be no assurance that the Company will be permitted to undertake human clinical testing of any potential products or, if permitted, that such products will be demonstrated to be safe and efficacious. In addition, there can be no assurance that any of the Company's products will obtain United States Food and Drug Administration ("FDA") or foreign regulatory approval for any indication or that an approved compound would be capable of being produced in commercial quantities at reasonable costs and successfully marketed. Products, if any, resulting from the Company's research and development programs are not expected to be commercially available, if at all, for a number of years at the earliest.

Need for Additional Funds; Risk of Insolvency

The Company's operations to date have consumed substantial amounts of cash. Substantial additional sources of financing will be required in order for the Company to continue its planned operations. The Company is currently dependent upon research and development collaborations, external financings and interest income to provide working capital to pursue its intended business activities. There can be no assurance, however, that additional funding will be available from any of these sources or, if available, will be available on acceptable or affordable terms. The Company has not been profitable since inception and has incurred an accumulated deficit of $57,860,985 million through December 31, 1997. Losses have resulted principally from costs incurred in research and development activities related to the Company's efforts to develop drug candidates and from the associated administrative costs. The Company expects to incur significant additional operating losses over the next several years and expects cumulative losses to increase substantially due to continued research and development efforts, preclinical and clinical testing and development of marketing, sales and production capabilities. In the next few years, the Company's revenues, if any, will likely be limited to amounts received under research or product development relationships that the Company may establish. There can be no assurance, however, that the Company will be able to establish any additional relationships on terms acceptable to the Company, if at all. The Company's future profitability is dependent on its ability to identify and acquire commercially viable products, to enter into agreements for product development and commercialization with corporate sponsors, to develop and obtain patent protection and regulatory approvals for its products and to develop the capability to manufacture and sell its products. There can be no assurance that the Company will successfully identify, develop, acquire, commercialize, patent, manufacture or market its products, obtain required regulatory approvals or ever achieve profitability.

Uncertainty Regarding Success of Clinical Trials

Before obtaining required regulatory approvals for the commercial sale of any drug candidates, the Company must independently demonstrate through preclinical testing and clinical trials that each product is safe and effective for use in each target indication. The results from preclinical testing and early clinical trials may not be predictive of results that will be obtained in pivotal clinical trials, and there can be no assurance that any clinical trials will demonstrate sufficient safety and effectiveness to obtain required regulatory approvals or will result in marketable products. A number of companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical trials even after promising results in earlier trials. Generally, only a very small percentage of the number of new pharmaceutical products initially developed is approved for sale. Even products which are approved for sale have no assurance of commercial success. The

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administration of any drug candidate developed by the Company may produce undesirable side effects in humans. The occurrence of side effects could interrupt, delay or halt clinical trials of such drug candidate and could ultimately prevent its approval by the FDA or foreign regulatory authorities for any and all target indications. There can be no assurance that clinical trials will demonstrate that any drug candidate under development is safe or effective. The Company may encounter unanticipated problems relating to development, manufacturing, distribution and marketing, some of which may be beyond its financial and technical capacity to solve. The failure to address such problems adequately could prevent the Company from ever becoming a viable business or generating profits. No assurance can be given that the Company will succeed in the development and marketing of any new drug products, or that any such products will not be rendered obsolete by products of competitors.

The rate of completion of clinical trials will depend upon, among other factors, obtaining adequate clinical supplies and the rate of patient enrollment. Patient enrollment is a function of many factors including the size of the patient population, the nature of the protocol, the proximity of patients to clinical sites and the eligibility criteria for the study. Delays in planned patient enrollment can result in increased costs or delays or both, which could have a material adverse effect on the Company's business.

Risk of Nasdaq Delisting

Effective as of March 27, 1998, Procept Common Stock is listed on the SmallCap Market operated by The Nasdaq Stock Market, Inc. ("Nasdaq"). The Company currently has an exception from Nasdaq's requirements for continued listing and must satisfy certain conditions by June 2, 1998 to continue to be listed on the SmallCap Market. The Company believes that it can meet these conditions. There can be no assurance, however, that it will do so. If the Company fails to meet these conditions, the Company will be delisted from Nasdaq and no longer will be eligible for quotation on the SmallCap Market. Such a delisting could adversely affect the ability of the Company to attract new investors, may result in decreased liquidity of Procept Common Stock and, consequently, could reduce the price at which such stock trades, the transactions costs inherent to trading such stock and the value of such stock. In addition, if Procept Common Stock is delisted from Nasdaq it will be subject to the penny stock restrictions of Rule 15g-9 under the Exchange Act, which may materially adversely affect the market liquidity of such stock and the Company's ability to raise funds in the future.

Uncertainty Regarding Future Collaborations

The Company has no experience with receipt of government approvals, marketing pharmaceutical products or clinical testing and manufacturing.

The Company is currently seeking corporate partners to assist in the development of the Pro 2000 Gel and small molecule immunosuppressive research programs. Although the Company currently plans to continue to fund each of these programs, there can be no assurance that the Company will be able to continue such programs without a partner. Furthermore, there can be no assurance that the Company will be successful in forming or maintaining any such alliances or that the Company's partners would devote adequate resources to the Company's product candidates or that any or all of the contemplated benefits from such alliances will be realized. Certain of the collaborative, license or other arrangements that the Company may enter into may place responsibility on the collaborative partners for preclinical testing and human clinical trials and for the preparation and submission of applications for regulatory approval for other technologies or products. Should any collaborative partner fail to develop or commercialize successfully any future proprietary technologies or future product to which it has rights, the Company may be

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materially adversely affected. There can be no assurance that collaborators will not pursue alternative technologies or products either on their own or in collaboration with others, including the Company's competitors, as a means for developing treatments of the diseases sought to be addressed by the respective company. If the Company instead performs such tasks itself, it will be required to develop expertise internally or contract with third parties to perform these tasks. This will place increased demands on its resources, requiring the addition of new management personnel and the development of additional expertise by existing management personnel. The failure to acquire such services or to develop such expertise could materially adversely affect prospects for success.

Competition and Technological Change

Competitors of the Company in the United States and abroad are numerous and include, among others, major pharmaceutical and chemical companies, specialized biotechnology firms and universities and other research institutions. Biotechnology and pharmaceutical companies are subject to intense competition and rapid and significant technological change. Competition may increase as a result of potential advances in the commercial application of biotechnology and greater availability of capital for investment in these fields. Acquisitions of competing companies and potential competitors by large pharmaceutical companies or others could enhance financial, marketing and other resources available to such competitors. As a result of academic and government institutions becoming increasingly aware of the commercial value of their research findings, such institutions are more likely to enter into exclusive licensing agreements with commercial enterprises, including competitors of the Company, to market commercial products. There can be no assurance that the Company's competitors will not succeed in developing technologies and products that are more effective than any that are being developed by the Company or that would render the Company's technology and products obsolete and noncompetitive. Many of these competitors have substantially greater financial and technical resources and production and marketing capabilities than the Company. In addition, some of the Company's competitors have greater experience than the Company in conducting preclinical testing and human clinical trials and obtaining FDA and other regulatory approvals. Accordingly, the Company's competitors may succeed in obtaining FDA or other regulatory approvals for products more rapidly than the Company. There can be no assurance that the Company's products will be able to compete successfully with competitors' existing products or products under development or that they will obtain regulatory approval in the United States or elsewhere. If the Company commences significant commercial sales of its products, it also will be competing with respect to manufacturing efficiency and marketing capabilities, areas in which it has limited or no experience.

Uncertainty of Patents and Proprietary Rights

The Company's success will depend in part on its ability to obtain United States and foreign patent protection for its products, preserve its trade secrets and operate without infringing on the proprietary rights of third parties. Because of the length of time and expense associated with bringing new drugs through development and regulatory approval to the marketplace, the health care industry has traditionally placed considerable importance on obtaining patent and trade secret protection for significant new technologies, products and processes. There can be no assurance that any patents will issue from any of the patent applications owned by, or licensed to, the Company. Further, there can be no assurance that any rights the Company may have under issued patents will provide the Company with significant protection against competitive products or otherwise be commercially valuable. Legal standards relating to the validity of patents covering pharmaceutical and biotechnological inventions and the scope of claims made under such patents are still developing. There can be no assurance that any existing or future patents issued to, or licensed by, the Company will not subsequently be challenged, infringed upon, invalidated or

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circumvented by others. If the Company's product candidates are found to infringe upon the patents or otherwise impermissibly utilize the intellectual property of others, the Company's development, manufacture and sale of such product candidates could be severely restricted or prohibited. In such event, the Company may be required to obtain licenses from third parties or otherwise obtain licenses to utilize patents or proprietary rights of others. There can be no assurance that the Company will be able to obtain such licenses on acceptable terms, or at all.

Dependence on Confidentiality Agreements

The Company also relies on unpatented proprietary technology, and there can be no assurance that others may not independently develop the same or similar technology or otherwise obtain access to the Company's unpatented technology. To protect its trade secrets and other proprietary information, the Company requires employees, consultants, advisors and collaborators to enter into confidentiality agreements. There can be no assurance that these agreements will provide meaningful protection for the Company's trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of such trade secrets, know-how or other proprietary information. If the Company is unable to maintain the proprietary nature of its technologies, the Company could be adversely affected.

Impact of Government Regulation; Product Clearance and Approval

The FDA and comparable agencies in foreign countries impose substantial requirements upon the introduction of therapeutic pharmaceutical products through lengthy and detailed laboratory and clinical testing procedures, sampling activities and other costly and time-consuming procedures. Satisfaction of these requirements, which includes demonstrating to the satisfaction of the FDA and foreign regulatory agencies that the product is both safe and effective, typically takes several years or more and can vary substantially based upon the type, complexity and novelty of the product. There can be no assurance that such testing will show any product to be safe or efficacious. The Company cannot yet accurately predict when it might first submit new drug applications for products for FDA or other regulatory review. Government regulation also affects the manufacturing and marketing of pharmaceutical products.

The effect of government regulation may be to delay marketing of the Company's products for a considerable or indefinite period of time, to impose costly procedural requirements upon the Company's activities and to furnish a competitive advantage to larger companies or companies more experienced in regulatory affairs. There can be no assurance that FDA or other regulatory approvals for any products developed by the Company will be granted on a timely basis, if at all, or, if granted, that such approval will cover all the clinical indications for which the Company is seeking approval or will not contain significant limitations in the form of warnings, precautions or contraindications with respect to conditions of use. Any delay in obtaining or any failure to obtain such approvals would adversely affect the Company's ability to generate revenue. Even if initial regulatory approvals for the Company's product candidates are obtained, the Company, its products and its manufacturing facilities would be subject to continual review and periodic inspection. Moreover, additional government regulation from future legislation or administrative action may be established which could prevent or delay regulatory approval of the Company's products or further regulate the prices at which the Company's proposed products may be sold. The regulatory standards for manufacturing are applied stringently by the FDA. Discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on such product, manufacturer or facility, including warning letters, fines, suspensions of regulatory approvals, product recalls, operating restrictions, delays in obtaining new product approvals, withdrawal of the product from the market and criminal prosecutions. Other violations of FDA requirements can result in similar penalties.

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Uncertainty of Health Care Reform Measures and Third Party Reimbursement

The business and financial condition of pharmaceutical and biotechnology companies will continue to be affected by the efforts of third-party payers, such as government health administration authorities, private health insurers and other organizations, to contain or reduce the cost of health care. In the United States and in certain foreign jurisdictions there have been, and the Company expects that there will continue to be, a number of legislative and regulatory proposals aimed at changing the health care system. While the Company cannot predict whether any such legislative or regulatory proposals will be adopted or the effect that such proposals may have on its business, the consideration or approval of such proposals could have a material adverse effect on the value of its securities, including the Shares registered hereby, or its ability to raise capital or to obtain additional collaborative partners, and the adoption of such proposals could have a material adverse effect on the Company's business, financial condition and results of operations.

In both domestic and foreign markets, successful commercial sales of potential products of the Company will depend in part on the availability of reimbursement from governmental and health administrative authorities, private health insurers or other third-party payers. Third-party payers are increasingly challenging the price and cost-effectiveness of medical products and services. Significant uncertainty exists as to the reimbursement status of newly approved health care products. Future legislation and regulations affecting the pricing of pharmaceuticals could further limit reimbursement for medical products and services. There can be no assurance that any of the Company's potential products will be considered cost-effective or that adequate third-party reimbursement will be available to enable the Company to maintain price levels sufficient to realize an appropriate return on its investments. In addition, the trend toward managed health care in the United States and the concurrent growth of managed care organizations, such as health maintenance organizations, that could control or significantly influence the purchase of health care services and products, as well as legislative proposals to reduce government insurance programs, could result in pricing pressure for any products that might be developed by the Company. If adequate reimbursement is not provided by government and other third-party payers of the Company's potential products, there would be a material adverse effect on the Company's business, financial condition and results of operations.

Dependence on Qualified Personnel

In February 1998, Procept's Board of Directors appointed John F. Dee as its President and Chief Executive Officer. Until the Company recruits additional administrative personnel, Mr. Dee, in addition to serving as Procept's Principal Executive Officer, also will serve as its Principal Financial Officer and Principal Accounting Officer. If Mr. Dee were not to be able to continue in these capacities, the Company could be adversely affected.

The Company is highly dependent upon the efforts of its senior management and scientific team, including its consultants. The loss of the services of one or more of these individuals might impede the achievement of the Company's development objectives. Because of the specialized scientific nature of the Company's business, the Company is highly dependent upon its ability to attract and retain qualified scientific and technical personnel. There is intense competition among major pharmaceutical and chemical companies, specialized biotechnology firms and universities and other research institutions for qualified personnel in the areas of the Company's activities, and there can be no assurance that the Company will be able to continue to attract and retain the qualified personnel necessary for the development of its business. Loss of the services of, or failure to recruit, key scientific and technical personnel would be significantly detrimental to the Company's product development programs.

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Furthermore, financial constraints have dictated that the Company terminate a significant number of employees during the last year. The loss of such individuals has decreased the scope of the Company's activities and may, therefore, have reduced the prospects for commercially successful product development.

Limited Manufacturing, Marketing and Sales Capability and Experience

The Company has not yet invested in the development of manufacturing, marketing or sales capabilities. The Company lacks the facilities and personnel to manufacture products in accordance with Quality System ("QS," formerly current good manufacturing practice, or "GMP") requirements as prescribed by the FDA or to produce an adequate supply of compounds to meet future requirements for clinical trials. If the Company is unable to develop or contract for manufacturing capabilities on acceptable terms, the Company's ability to conduct human clinical testing with PRO 2000 and preclinical and clinical testing with respect to additional product candidates, if any, will be adversely affected, resulting in delays in the submission of products for regulatory approvals and in the initiation of new development programs, which in turn could materially impair the Company's competitive position and the possibility of achieving profitability. The Company also will need to hire additional personnel skilled in marketing and sales as it develops products with commercial potential or enter into arrangements with third parties for sales and marketing. There can be no assurance that the Company will be able to acquire, or establish third-party relationships to provide, any or all of these capabilities.

Product Liability; Availability of Insurance; Risk of Product Recalls

The Company's business exposes it to potential liability risks that are inherent in the testing, manufacturing and marketing of medical products. The use of the Company's products in clinical trials may expose the Company to product liability claims and possible adverse publicity. These risks will expand with respect to the Company's products, if any, that receive regulatory approval for commercial sale. The Company currently has limited product liability coverage for the clinical research use of its products, which management believes is customary for a Company with products at this stage of clinical development. The Company does not have product liability insurance for the commercial sale of its products but intends to obtain such coverage if and when its products are commercialized. However, such coverage is becoming increasingly expensive and there can be no assurance that the coverage is adequate or that the Company will be able to maintain its existing insurance coverage or obtain additional insurance coverage at acceptable costs, if at all, or that a product liability claim would not adversely affect the business or financial condition of the Company. Furthermore, there can be no assurance that any collaborators or licensees of the Company will agree to indemnify the Company or be sufficiently insured or have a net worth sufficient to satisfy any such product liability claims. In addition, a product of the Company may be subject to recall for unforseen reasons. Such a recall could have a material adverse effect on the Company.

Hazardous Materials; Environmental Matters

The Company's research and development and manufacturing processes involve the controlled storage, use and disposal of hazardous materials, biological hazardous materials and radioactive compounds. The Company is subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and certain waste products. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by such laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such

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an accident, the Company may be held liable for any damages that result, and any such liability could exceed the resources of the Company. There can be no assurance that the Company will not be required to incur significant costs to comply with environmental laws and regulations in the future, nor that the operations, business or assets of the Company will not be materially adversely affected by current or future environmental laws or regulations.